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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                1934 or Suspension of Duty to file Reports Under
                                 Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER 1-11856

                               TIG HOLDINGS, INC.
             (exact name of registrant as specified in its charter)

            65 EAST 55TH STREET, 28TH FLOOR, NEW YORK, NEW YORK 10022
                                 (972) 831-5393
     (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [ ]              Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)            [ ]              Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)             [ ]              Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)            [ ]              Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)             [X]

Approximate number of holders of record as of the certification or notice date:1

         Pursuant to the requirements of the Securities Exchange Act of 1934, TIG Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 14, 1999                                 By: /s/ ERIC P. SALSBERG
                                                         -----------------------
                                                         Name: Eric P. Salsberg
                                                         Title: Vice-President